Exhibit 99.1

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE
THREE INDIANA COMMUNITIES WITH TOTAL RESIDENT CAPACITY OF 350
Additional joint venture formed to complete $38.2 million acquisition
DALLAS — (BUSINESS WIRE) — May 18, 2006 — Capital Senior Living Corporation (NYSE:CSU) today announced an agreement to acquire three senior housing communities from a third party through a newly-formed joint venture. Under the joint venture agreement, Capital Senior Living will earn management fees, a return on its minority interest and may receive additional incentive distributions.
The joint venture, which is owned 15 percent by the Company and 85 percent by an institutional investor, has reached agreement to acquire three senior housing communities for a combined purchase price of approximately $38.2 million. It is expected that the joint venture will finance approximately 70 percent of the purchase price. Closing is anticipated within sixty days, pending approvals and customary closing conditions. The three communities covered by this agreement are in the metropolitan Indianapolis area.
“We are excited to add three communities to our joint venture portfolio, bringing the total number of communities in joint ventures to twelve,” said James A. Stroud, Chairman of the Company. “Our joint venture acquisitions enable us to further expand our property portfolio while earning management fees and the opportunity for a substantial return on our investment.”
The three communities in the Indiana portfolio comprise 300 units of seniors housing, including 198 units of assisted living and 102 units of memory care, and will increase Capital Senior Living’s total resident capacity by approximately 350. Present occupancy is approximately 87 percent. Revenues reported for the last twelve months were approximately $9.0 million and Capital Senior Living’s management fees, at five percent of revenues, are expected to be approximately $0.5 million in the first year of operation. Upon completion of this acquisition, the Company will operate seven communities with a resident capacity of 1,200 in Indiana.
“We expect this venture to extend our track record of successful returns for our Company and our joint venture partners,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “We will receive an immediate financial benefit from our management fees associated with this portfolio, along with our equity participation and incremental incentive opportunities. Upon closing of this transaction, we will have acquired eight communities through joint ventures this year. Along with the Georgetown Place lease announced last October, the Company will have
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added nine communities under management, valued at approximately $105 million. These transactions are expected to increase the Company’s EBITDAR by $2.8 million and pre-tax income by $1.2 million during the first twelve months of operation.”
About the Company
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 59 senior living communities in 21 states with an aggregate capacity of approximately 9,000 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 8 leased communities and 14 communities it manages for third parties. In the communities operated by the Company, 80 percent of residents live independently, 18 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to complete the refinancing of certain of our wholly owned communities, realize the anticipated savings related to such financing, find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
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